Exhibit 23.2

Statement in Lieu of Consent of Independent Public Accountants

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On March 14, 2002, the Brunswick Retirement Savings Plan and Brunswick Rewards Plan (the Plans) named Ernst & Young LLP as their independent auditor, replacing Arthur Andersen LLP.  After reasonable efforts, the Plans have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the registration statements on Form S-8 Nos. 333-77457 and 33-65217 of Arthur Andersen’s audit reports with respect to the Plans’ financial statements as of December 31, 2001 and for the year then ended.  Under these circumstances, Rule 437a under the Securities Act permits the Plans to file this Form 11-K, which is incorporated by reference into the registration statements, on Form S-8 Nos. 333-77457 and 33-65217, without a written consent from Arthur Andersen.  However, as a result, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein.  Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act with respect to such financials.